EXHIBIT 10.3

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is entered into by Steven Berger (“Executive”) and Alliqua, Inc., a Florida corporation (the “Company”), as of September 3, 2013.  The Company and Executive are referred to as the “Parties.”

WHEREAS, Executive has been employed as the Company’s Chief Financial Officer, Secretary and Treasurer on an at-will basis;

WHEREAS, the parties agree that effective as of September 3, 2013, Executive’s employment in the position of Chief Financial Officer, Secretary and Treasurer shall terminate and Executive shall be employed as Vice President of Operations, until the Separation Date (as defined below);

WHEREAS, the Parties agree that Executive’s employment shall terminate and all of Executive’s positions with the Company, including all officer positions, shall terminate as of December 31, 2013 (the “Separation Date”); and

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them concerning Executive’s hiring, employment and separation from the Company and all disputes arising from or during Executive’s employment, any benefits, stock options, bonuses and compensation connected with such employment, and all other disputes that the Parties may have for any reason.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.            End of Executive’s Employment as Chief Financial Officer, Secretary and Treasurer.  Commencing as of September 3, 2013, Executive shall be employed by the Company as the Vice President of Operations, and Executive shall no longer be employed in the position of Chief Financial Officer, Secretary and Treasurer.  Until the Separation Date, Executive’s salary and benefits shall continue uninterrupted on the same basis as of the time Executive and the Company entered into this Agreement.  As Vice President of Operations, Executive shall be responsible for performing the duties outlined in Exhibit A to this Agreement.  Effective as of the Separation Date, all of Executive’s officer positions with the Company and its affiliates and subsidiaries, including his position as Vice President of Operations of the Company, shall terminate.  Executive shall execute all documents and take such further steps as may be required to effectuate such termination(s).  Executive agrees that Executive shall not make any representations or execute any documents, or take any other actions, on behalf of the Company after the Separation Date.  Executive agrees that this Agreement fully supersedes any and all prior agreements, other than the nonqualified stock option agreements relating to the Stock Options (as defined below), relating to Executive’s employment, compensation and equity with the Company, all of which shall terminate upon the Separation Date except as otherwise expressly provided by this Agreement.

2.            Certain Equity Grant and Benefits.

(a) Equity Grant.  On the date of this Agreement, the Company shall grant Executive an award of nonqualified stock options with respect to 5,000,000 shares of common stock (the “Equity Grant”), subject to the terms and conditions of the nonqualified stock option agreement attached hereto as Exhibit C, which terms shall include: (i) an exercise price equal to the greater of $0.10 or the “fair market value” (as such term is defined in the Alliqua, Inc. 2011 Long-Term Incentive Plan and any amendments thereto) of the Company’s common stock on the date of grant; (ii) immediate vesting and exercisability of 100% of such options on the effective date of the certain release agreement by and between the Company and Executive, attached hereto as Exhibit B (the “Release”); and (iii) a term of three (3) years from the Separation Date (subject to immediate forfeiture if Executive revokes the Release, as provided below).  Except as stated in this Agreement or as required by law, all other compensation, payments and benefits which relate to Executive’s employment with the Company or positions with the Company, including any payments, vacation pay, bonus or any benefits set forth in any employee benefit plan, policy or program shall cease as of the Separation Date.  In the event (i) Executive revokes the Agreement in accordance with Paragraph 16 of this Agreement or (ii) Executive revokes the Release in accordance with Paragraph 8 of the Release, a portion of the Equity Grant equal to one (1) month of Executive’s monthly base salary as of the Separation Date shall be forfeited, and no longer of any force or effect and the nonqualified stock option agreement with respect to the Equity Grant shall be void ab initio.  The Parties acknowledge and agree that notwithstanding anything to the contrary contained herein, the following options shall remain outstanding, exercisable, and subject to forfeiture in accordance with their terms: (i) that certain incentive stock option granted December 9, 2010 with respect to 1,000,000 shares of the Company’s common stock granted pursuant to the HepaLife Technologies, Inc. 2001 Incentive Stock Option Plan; (ii)  that certain nonqualified stock option agreement dated May 12, 2012 with respect to 1,000,000 shares of the Company’s common stock granted pursuant to the 2011 Plan; and (iii) that certain nonqualified stock option granted November 27, 2012 with respect to 500,000 shares of the Company’s common stock granted pursuant to the 2011 Plan (the options described in (i), (ii) and (iii), along with the Equity Grant, shall be collectively referred to herein as the “Stock Options”).

(b) Salary and Benefits.  For the period beginning on the Separation Date and ending on the date that is twelve (12) months following the Separation Date, the Company agrees to pay Executive Six Hundred Dollars ($600.00) per month on the last business day of each month during such period, less any required withholdings and taxes, subject to the execution and delivery by Executive of the Release within thirty (30) days of the Separation Date.  In addition, Executive will have the right to choose the continuation of any applicable medical and/or dental benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  The Company will provide Executive under separate cover at Executive’s home address, information necessary and as required by law regarding the election of COBRA.  If Executive elects to continue his medical and/or dental benefit coverage under COBRA, subject to and conditioned upon the execution and delivery by Executive of the Release within thirty (30) days of the Separation Date, the Company agrees to pay the premiums due and payable with respect to such COBRA continuation coverage until the date that is twelve (12) months after the Separation Date, or, if earlier, until the date Executive’s COBRA continuation coverage terminates for any reason (other than non-payment of premiums). To the extent any such benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(c) Waiver of Additional Compensation or Benefits.  Other than the compensation and payments provided for in this Agreement and the Stock Options, Executive shall not be entitled to any additional compensation, bonuses, benefits, payments or grants, stock options, or any benefit plan, long term incentive plan, option plan, severance plan or bonus or incentive program established by the Company or any of the Company’s affiliates.  Executive agrees that the release in Paragraph 3 of this Agreement and Paragraph 1 of the Release covers any claims Executive might have regarding Executive’s compensation, bonuses, incentive compensation, stock options or grants and any other benefits Executive may or may not have received during Executive’s employment with the Company.

3.            General Release and Waiver.  In consideration of the Equity Grants and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on Executive’s own behalf and on behalf of Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company, its parent and all of its affiliates, subsidiaries and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, from the beginning of time and up to and including the date of this Agreement’s execution.  This release includes, without limitation all Claims arising under or relating to Executive’s employment, bonuses, any bonus plan, options, any long term incentive plan, Executive’s termination from employment, any claimed payments, contracts, benefits or bonuses or purported employment discrimination, retaliation, wrongdoing or violations of civil rights of whatever kind or nature, including, without limitation, all Claims arising under the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990 as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Older Workers Benefit Protection Act, the Uniformed Services Employment and Re-Employment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, any statute or laws of the State of New York, or any other federal, state or local whistleblower, discrimination or anti-retaliation statute, law or ordinance, including, without limitation, any workers’ compensation or disability Claims under any such laws, Claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing and any other Claims arising under local, state or federal law, as well as any expenses, costs or attorneys’ fees.  Except as required by law, Executive agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company or any of the matters discharged and released in this Agreement.  Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Executive believes he may have against the Company or its affiliates.  However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding he may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Executive’s behalf.  This release shall not apply to any of the Company’s obligations under this Agreement, the Stock Options, COBRA continuation coverage benefits, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, in which Executive has vested or any claim for indemnification to which Executive is entitled under the Certificate of Incorporation or By-Laws of the Company or under Section 607.0850 of the Florida Business Corporation Act.

4.            Release of Executive.  In consideration of the entry by Executive into this Agreement and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by the Company, the Company, on the Company’s own behalf and on behalf of the Company’s agents, administrators, representatives, successors, devisees and assigns (collectively, the “Company Releasing Parties”) hereby fully releases, remises, acquits and forever discharges Executive, his successors, heirs and assigns (collectively, the “Executive Released Parties”), jointly and severally, from any and all Claims, whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief or compensatory, punitive or any other kind of damages, which any of the Company Releasing Parties ever have had in the past or presently have against the Executive Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, from the beginning of time and up to and including the date of this Agreement’s execution.  Except as required by law, the Company agrees that it will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against Executive arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company or any of the matters discharged and released in this Agreement.  This release shall not apply to any of Executive’s obligations under this Agreement.

5.            Indemnification and D&O Insurance.

(a)           If Executive becomes a party to or is threatened to be made a party to or otherwise involved (as a witness or otherwise) in any action, suit or proceeding, whether of a civil, criminal, administrative, arbitrative or investigative nature (including all appeals therefrom), or any inquiry or investigation that could lead to such an action, suit or proceeding (each, a “Proceeding”) and such Proceeding arises out of any action, or failure to act, by the Company, the Company shall indemnify Executive to the fullest extent permitted by law from any against all expenses, judgments, amounts paid in settlement, fines and penalties (including excise and similar taxes) (each, an “Indemnity Claim” and collectively, “Indemnity Claims”) incurred by Executive in connection with the defense or settlement of any such Proceeding.

(b)           The Company represents and warrants to Executive that, subject to the exclusions from coverage contained therein, the Company’s directors and officers insurance policies and errors and omission insurance policies provide coverage in reasonable amounts for the benefit of Executive related to any acts, errors or omissions of Executive while employed by the Company and such policies shall provide coverage to Executive for Indemnity Claims made after the date hereof.

6.            Return of the Company Property.  Within three (3) days of the Separation Date, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Executive’s possession which belongs to the Company or any one or more of its affiliates, including, without limitation, all, Confidential Information (as defined below), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company or any one or more of the Company’s affiliates’ financial statements, business contacts, business information, strategies, sales or similar information.  By signing this Agreement, Executive represents and warrants that Executive has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company.  “Confidential Information” shall include, but is not limited to:

(i)            Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company;

(ii)            All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s Business (defined below), trade secrets, products or services;

(iii)           Customer lists and prospect lists developed by the Company;

(iv)           Information regarding the Company’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v)           Information related to the Company’s Business (defined below), including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi)           Training materials developed by and utilized by the Company; and

(vii)          Any other information that Executive acquired as a result of his employment with the Company and which the Company would not want disclosed to a business competitor or to the general public.

“Business” means a person or entity whose business is the  development, manufacture and/or marketing of biomedical products, utilizing a transdermal delivery system for the delivery of active pharmaceutical ingredients or biomedical products for the treatment of advanced wound care and/or similar products; any other business the Company engages in during Executive’s employment and in which Executive participated or of which Executive had knowledge of Confidential Information; or any business contemplated by the Company during Executive’s employment and in which contemplations or business assessment Executive participated or about which contemplated business Executive had knowledge of Confidential Information

7.            No Admission of Liability.  This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or legal right.  Rather, the parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

8.            Mutual Non-Disclosure and Confidentiality.  The Parties agree to keep confidential the specific terms of this Agreement and shall not disclose same to any person except that Executive may inform Executive’s financial, tax, professional, pastoral and legal advisors of the contents or terms of this Agreement, and the Company may disclose the terms of this Agreement to those persons as needed (including to implement the terms of this Agreement).  Before sharing the Agreement or its terms with Executive’s financial, tax and legal advisors, Executive agrees to notify them of this confidentiality requirement.  If Executive or the Company is required to disclose the Agreement to others by legal process, the Party so ordered shall to the extent practical under the circumstances first give notice to the other Party in order that such other Party may have an opportunity to seek a protective order.  The Parties shall cooperate with each other, should either decide to seek a protective order with all costs and expenses being borne by the party seeking such order.

9.            Non-Disparagement.  Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort.  Therefore, Executive agrees that Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

10.          Cooperation.  From the date hereof through the Separation Date, Executive shall assist in transitioning Executive’s job duties and responsibilities, and Executive shall assist in any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during Executive’s employment with the Company as Chief Financial Officer, Secretary, Treasurer or Vice President of Operations. Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Chief Executive Officer of the Company.  After the Separation Date, Executive shall make himself reasonably available, in a manner so as not to interfere with any employment or consulting arrangement of Executive for any third party, for testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive.  Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body (subject to the Executive’s right to assert his privileges against self-incrimination under the Fifth Amendment of the United States Constitution); (iii) to provide the Company with prompt notice of contact or subpoena by any non-governmental adverse party as to matters relating to the Company, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives.  Executive acknowledges and understands that Executive’s obligations of cooperation under this Paragraph 10 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony.  Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Paragraph 10; provided, however, that Executive shall be entitled to reimbursement of reasonable expenses incurred by Executive in performing his obligations under this Paragraph 10, provided that the reimbursement of any expense in excess of Five Thousand Dollar ($5,000.00) must be approved by the Company before it is incurred.

11.          No Assignment of Claims.  Executive represents that he has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

12.          Binding Effect of Agreement.  This Agreement shall be binding upon the Company and upon Executive and Executive’s heirs, spouse, representatives, successors and assigns.

13.          Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

14.          No Waiver.  This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties.  Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

15.          Entire Agreement.  Except for the Stock Options, this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties, whether oral or written, pertaining to the subject matter of this Agreement and Executive’s employment with the Company.  No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all parties to this Agreement.  Executive represents and acknowledges that in executing this Agreement, Executive does not rely upon, has not relied upon, and specifically disavows, any representation(s) by the Company or its agents except as expressly contained in this Agreement.  Executive further represents that Executive is relying on Executive’s own judgment in entering into this Agreement.

16.          Knowing and Voluntary Waiver.  Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that Executive has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that Executive has been advised in writing to consult with an attorney prior to executing this Agreement, (iii) acknowledges that Executive understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act, as amended (“ADEA”) prior to the date on which Executive signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby.  Furthermore, Executive acknowledges that the promises and benefits, including, without limitation, the Equity Grants, provided for in Paragraph 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.

This Agreement will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by Executive (the “Effective Date”).  During the seven (7th)-day period prior to the Effective Date, Executive may revoke Executive’s agreement to release claims under the ADEA by indicating in writing to the Company Executive’s intention to revoke.  If Executive exercises Executive’s right to revoke hereunder, Executive shall forfeit Executive’s right to receive a portion of the Equity Grants equal to one (1) month of the Executive’s monthly base salary as of the Effective Date.

17.          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

18.          Venue.  The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

19.          Costs.  Upon execution of the Agreement, the Company shall reimburse Executive, in an aggregate amount not to exceed $5,000.00 for the out-of-pocket costs, fees and expenses incurred by Executive in connection with the negotiation and entry into this Agreement, the Stock Options and the transaction contemplated by this Agreement, including but not limited to, legal and accounting fees and expenses, provided that Executive provides the Company with reasonable documentation of such costs, fees and expenses within sixty (60) days of the date of this Agreement.  The Company shall reimburse Executive pursuant to this Section 19 within ten (10) days of its receipt of reasonable documentation from Executive.

[Remainder of Page Intentionally Left Blank]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

/s/ Steven Berger	September 3, 2013
Steven Berger	Date

ALLIQUA, INC.

By:	/s/ David I. Johnson
Title:	Chief Executive Officer

Date:	September 3, 2013

EXHIBIT A

VICE PRESIDENT OF OPERATIONS – RESPONSIBILITIES AND DUTIES

As Vice President of Operations, Executive shall have the following responsibilities and duties:

(1)
Executive shall assist with the transition of the Company’s headquarters to Pennsylvania, including, without limitation, (i) assisting with the transition of the Company’s Information Technology infrastructure and (ii) assisting with the selection and acquisition of office furniture and other furnishing for the new headquarters;

(2)	Executive shall assist with the completion of the registration of the Company’s outstanding stock options;

(3)	Executive shall assist with the identification of a new health care provider;

(4)	Executive shall assist with the consent solicitation process and required filings related to the Preliminary Proxy Statement filed on August 19, 2013; and

(5)	Executive shall assist with the completion of the Company’s SEC filings for the third quarter.

Executive shall devote his skill and reasonable best efforts to the performance of his duties in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform his duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company.  Executive shall at all times act in a manner consistent with his position of Vice President of Operations.

Executive shall be required to devote his time and energy to the performance of his duties as Vice President of Operations (as specified in clauses (1) through (5) above) as follows: (i) from the date of the Agreement through September 30, 2013, Executive shall devote his time and energy on a full-time basis to the performance of his duties as Vice President of Operations; (ii) from October 1, 2013 through October 31, 2013, Executive shall be expected to no more than least fifty percent (50%) of his time and energy to the performance of his duties as Vice President of Operations; and (iii) from November 1, 2013 through the Separation Date, Executive shall devote his time and energy, as reasonably requested by the Company, to the performance of his duties as Vice President of Operations.  The Company acknowledges that on and after September 30, 2013, Executive may obtain employment with a third party.  In addition, on and after November 1, 2013, the Executive shall be relieved of his obligation to perform his duties as Executive Vice President to the extent the performance of such duties materially interferes with his employment with a third party.

From the date of the Agreement through September 30, 2013, the Company may require that Executive perform his duties from the Company’s headquarters in Pennsylvania up to two (2) days per week.  Otherwise, Executive shall not be required to perform his duties from the Company’s headquarters in Pennsylvania.

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EXHIBIT B
FORM OF WAIVER AND RELEASE OF CLAIMS

MUTUAL RELEASE

This Mutual Release (“Release”), effective as of the date described in Release Paragraph 8 below (the “Effective Date”), is made and entered into by and between Steven Berger (“Executive”) and Alliqua, Inc., a Florida corporation (the “Company”).  Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Transition Agreement and Release entered into  , 2013 by and between the Company and Executive (the “Agreement”).

WHEREAS, Executive and the Company are parties to the Agreement; and

WHEREAS, Paragraph 2 of the Agreement provides that Executive is entitled to certain payments and benefits if he signs a mutual release agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Executive and the Company agree as follows:

1.           Mutual Release.

A.           By Executive.  In consideration of the Equity Grants and other consideration provided for in the Agreement and this Release, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on Executive’s own behalf and on behalf of Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company, its parent and all of its affiliates, subsidiaries and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, from the beginning of time and up and including the date of this Release’s execution.  This release includes, without limitation, all Claims arising under or relating to Executive’s employment, bonuses, any bonus plan, options, any long term incentive plan, Executive’s termination from employment, any claimed payments, contracts, benefits or bonuses or purported employment discrimination, retaliation, wrongdoing or violations of civil rights of whatever kind or nature, including without limitation all Claims arising under the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990 as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Older Workers Benefit Protection Act, the Uniformed Services Employment and Re-Employment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, any statute or laws of the State of New York, or any other federal, state or local whistleblower, discrimination or anti-retaliation statute, law or ordinance, including, without limitation, any workers’ compensation or disability Claims under any such laws, Claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing and any other Claims arising under local, state or federal law, as well as any expenses, costs or attorneys’ fees.  Except as required by law, Executive agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company or any of the matters discharged and released in this Release.  Notwithstanding the preceding sentence or any other provision of this Release, this release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Executive believes he may have against the Company or its affiliates.  However, by executing this Release, Executive hereby waives the right to recover in any proceeding he may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Executive’s behalf.  This release shall not apply to any of the Company’s obligations under this Release, the Agreement, the Stock Options, COBRA continuation coverage benefits, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, in which Executive has vested or any claim for indemnification to which Executive is entitled under the Certificate of Incorporation or By-Laws of the Company or under Section 607.0850 of the Florida Business Corporation Act.

B.           Release by Company.  In consideration of the entry by Executive into this Release and other consideration provided for in the Agreement and this Release, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by the Company, the Company, on the Company’s own behalf and on behalf of the Company’s agents, administrators, representatives, successors, devisees and assigns (collectively, the “Company Releasing Parties”) hereby fully releases, remises, acquits and forever discharges Executive, his successors, heirs and assigns (collectively, the “Executive Released Parties”), jointly and severally, from any and all Claims, whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief or compensatory, punitive or any other kind of damages, which any of the Company Releasing Parties ever have had in the past or presently have against the Executive Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, from the beginning of time and up and including the date of this Release’s execution.  Except as required by law, the Company agrees that it will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against Executive arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company or any of the matters discharged and released in this Release.

2.           No Admission of Liability.  This Release shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or legal right.  Rather, the parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Release at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

3.           No Assignment of Claims.  Executive represents that he has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

4.           Binding Effect of Release.  This Release shall be binding upon the Company and upon Executive and Executive’s heirs, spouse, representatives, successors and assigns.

5.           Severability.  Should any provision of this Release be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Release shall not be affected and such provisions shall remain in full force and effect.

6.           No Waiver.  This Release may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties.  Failure to exercise and/or delay in exercising any right, power or privilege in this Release shall not operate as a waiver.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

7.           Entire Agreement.  This Release sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties, whether oral or written, pertaining to the subject matter of this Release and Executive’s employment with the Company, apart from the Agreement and the Stock Options (and their associated nonqualified stock option agreements).  No oral statements or other prior written material not specifically incorporated into this Release shall be of any force and effect, and no changes in or additions to this Release shall be recognized, unless incorporated into this Release by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Release must be signed by all parties to this Release.  Executive represents and acknowledges that in executing this Release, Executive does not rely upon, has not relied upon, and specifically disavows, any representation(s) by the Company or its agents except as expressly contained in this Release.  Executive further represents that Executive is relying on Executive’s own judgment in entering into this Release.

8.           Knowing and Voluntary Waiver.  Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that Executive has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that Executive has been advised in writing to consult with an attorney prior to executing this Release, (iii) acknowledges that Executive understands that this Release specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act, as amended (“ADEA”) prior to the date on which Executive signs this Release, and (iv) agrees to all of the terms of this Release and intends to be legally bound thereby.  Furthermore, Executive acknowledges that the promises and benefits, including, without limitation, the Equity Grants, provided for in Paragraph 2 of the Agreement will be delayed until this Release becomes effective, enforceable and irrevocable.

This Release will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by Executive (the “Effective Date”).  During the seven (7th)-day period prior to the Effective Date, Executive may revoke Executive’s agreement to release claims under the ADEA by indicating in writing to the Company Executive’s intention to revoke.  If Executive exercises Executive’s right to revoke hereunder, Executive shall forfeit Executive’s right to receive a portion of the Equity Grants equal to one (1) month of the Executive’s monthly as of the Effective Date of the Agreement.

9.           Governing Law.  THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

10.           Venue.  The exclusive venue for all suits or proceedings arising from or related to this Release shall be in a court of competent jurisdiction in New York, New York.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

Steven Berger	Date

ALLIQUA, INC.

By:
Title:

Date:

EXHIBIT C
FORM OF NONQUALIFIED STOCK OPTION AGREEMENT